Exhibit 10.13

Summary of 2011 Compensation Arrangements for Non-employee Directors

Each non-employee director (“Outside Director”) of MicroStrategy Incorporated (“MicroStrategy” and collectively with its subsidiaries the “Company”) receives a fee of $18,000 for each quarterly meeting of MicroStrategy’s Board of Directors (the “Board”) which the Outside Director attends in person. An Outside Director may be paid such fee for attending a quarterly Board meeting via telephonic conference call if the Outside Director has good reason for the Outside Director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. Each Outside Director who is a member of the Audit Committee also receives a fee of $7,200 for each quarterly meeting of such committee which the Outside Director attends in person. Each Outside Director who is a member of the Compensation Committee also receives a fee of $3,600, which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the Outside Director must have served on the Compensation Committee on the last day of such fiscal quarter. Each Outside Director may receive fees up to $12,000 in any fiscal quarter for additional services delegated by the Board to such Outside Director in the Outside Director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board or any other committees of the Board, provided that any such fee paid with respect to a particular service must be approved by the Board following the completion of such service by the Outside Director.

Each Outside Director is reimbursed for all reasonable out-of-pocket expenses incurred by him or her in attending meetings of the Board and any committee thereof and otherwise in performing his or her duties as an Outside Director, subject to compliance with our standard documentation policies regarding reimbursement of business expenses. From time to time, the Board may hold meetings and other related activities in various locations for which the Company’s payment of the expenses of Outside Directors and their guests may be deemed compensation to Outside Directors (“Meeting Activities”). In addition, the Company may hold, host or otherwise arrange parties, outings or other similar entertainment events for which the Company’s payment of the expenses of Outside Directors and their guests may be deemed compensation to Outside Directors (“Entertainment Events”). The Company may also request that Outside Directors participate in conferences, symposia and other similar events or activities relating to the Company’s business for which the Company’s payment of the expenses of Outside Directors and their guests may be deemed compensation to Outside Directors (“Company-Sponsored Activities”).

The Company is also authorized to make available, from time to time, tickets to sporting, charity, dining, entertainment or similar events as well as use of corporate suites, club memberships or similar facilities that the Company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include members of the Board, executive officers of the Company, and other employees of the Company. Any such personal use may be deemed compensation to such persons.

The Company has adopted a policy authorizing the Company to make available, from time to time, any designated vehicle that the Company owns or may acquire (“Designated Vehicles”) for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Designated Vehicles. Any such personal use may be deemed compensation to such persons.

Further, the Company is authorized to acquire the services of one or more drivers for vehicles other than a Company vehicle (such services, “Alternative Car Services”) for personal use by eligible Company personnel. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Alternative Car Services. Any such personal use may be deemed compensation to such persons. The Company has established a policy that the aggregate compensation to all Company personnel as a result of use of Alternative Car Services, together with all associated tax gross-up payments, may not exceed $150,000 in any fiscal year.

The Company has adopted an aircraft use policy which, among other things, permits certain personal use of the fractional interest that the Company has leased in a Gulfstream Aerospace 450 (the “G450”) through a fractional interest program operated by NetJets International, Inc. (“NetJets”). The fractional interest includes certain rights to use the G450 as well as other aircraft operated by NetJets (collectively, the “NetJets Aircraft”). The aircraft use policy permits personal use of the NetJets Aircraft by (i) the Chief Executive Officer, (ii) Outside Directors to the extent approved by the Board’s Special Committee on Board Member Aircraft Use and (iii) other employees of the Company to the extent approved by the Chief Executive Officer, when the NetJets Aircraft is not otherwise being used by the Company exclusively for business use. Any such personal use may be deemed compensation to such persons.

To the extent that participation in Meeting Activities, Entertainment Events or Company-Sponsored Activities or personal use of Corporate Development Programs, Designated Vehicles, Alternative Car Services or the NetJets Aircraft is deemed compensation to an Outside Director, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such Outside Director a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, if applicable.

Each Outside Director is also eligible to receive options, restricted stock awards and other awards under the Amended and Restated 2009 Stock Incentive Plan of Angel.com Incorporated, a wholly owned subsidiary of MicroStrategy.